For the six month period ended 11/30/97
File number (c) 811-5248

                          SUB-ITEM 77D
          Policies With Respect to Security Investments

     At  a  meeting of the Board of Directors
held  on  October  24,  1997,  the  Directors
approved and authorized a modification of the
investment  policies of the Fund  to  clarify
the  definition of equity related  securities
as  including common stock, preferred stocks,
rights,  warrants  and  debt  securities   or
preferred stocks which are convertible or exchangeable for common stock or preferred stocks and master limited partnerships, among others.




































     T:\MOSTERBE\N-SARS\GGF\77D.1197.DOC